Exhibit 10.35

STRICTLY CONFIDENTIAL

December 21, 2020
Mr. Todd Moore
VIA ELECTRONIC DELIVERY
Dear Todd,
As you know, the Board of Directors of Cornerstone Building Brands (“CBB”) has determined that it is in the best interests of CBB and its shareholders to seek a new General Counsel for CBB. However, as we move towards completing our search, we want to encourage your full attention and continued dedication to CBB. In connection with these efforts, we are providing you with this letter agreement (the “Letter Agreement”), pursuant to which you will be eligible to receive certain payments and benefits in the event your employment is terminated under certain circumstances described in this Letter Agreement. Capitalized terms used herein but not otherwise defined will have the meaning set forth in that certain Employment Agreement entered into by and between you and CBB (f/k/a NCI Building Systems Inc.) dated June 1, 2016 (the “Employment Agreement”).
From now until the date that your successor commences employment (the “Transition Date”), the Company will continue to employ you pursuant to the Employment Agreement. If, prior to the Transition Date, CBB asks that you remain employed with CBB for a transition period following the Transition Date (which Transition Date and/or transition period may, but are not guaranteed to, continue through March 15, 2021), you will also continue to be employed pursuant to the Employment Agreement during such period, except, effective as of the Transition Date, you will cease to hold any officer and director position with any of CBB and its Affiliates. You hereby agree to execute all documents necessary to resign from all such positions promptly upon request of CBB, but also agree that such request for resignation (and resulting resignation) shall not give rise to a right to resign your employment for Good Reason under the Employment Agreement.
CBB also acknowledges that a Change in Control occurred on November 16, 2018, and consequently, that the Protected Period (as defined under your Employment Agreement) expired on November 16, 2020. In consideration for your willingness to continue to perform services during the Protected Period and thereafter, as described in this Letter Agreement, CBB acknowledges that your services are continuing beyond the expiration of the Protected Period and therefore hereby agrees that:
(1)the Protected Period will be deemed to continue until the date your employment with CBB and its Affiliates ultimately terminates under this Letter Agreement;

(2)notwithstanding anything set forth in the Employment Agreement or any incentive plan to the contrary, regardless of the date CBB actually terminates your employment without Cause during the extended Protected Period (the “Separation Date”), you will remain entitled to receive the full amount of any annual bonus that may otherwise be due to you in respect of CBB’s fiscal year ending December 31, 2020, based on CBB’s achievement of actual performance relative to the Bonus Plan metrics, and to be payable to you, if at all, no later than March 15, 2021; and
(3)notwithstanding anything set forth in the Employment Agreement to the contrary: during the time you continue to provide services under this Letter Agreement, in recognition of the uncertainty surrounding the COVID-19 pandemic impact on workplace environments, you may continue to provide such services from your home; and upon the Separation Date, such termination of employment shall constitute a termination without Cause under Section 5.c. of the Employment Agreement, with all attendant payments and benefits to be provided to you thereunder as a result of such a termination of employment subject to the terms and conditions thereof; provided, however, that subject to your continued compliance with the terms of this Letter Agreement until such Separation Date, CBB shall accelerate the vesting and payment of that certain CIC Severance Payment otherwise payable to you on the Release Effective Date under Section 5.c. of the Employment Agreement, to the last payroll date occurring in December of 2020. For the avoidance of doubt, you will continue to be entitled to the other payments and benefits provided for under Section 5 of the Employment Agreement (which will, unlike the CIC Severance Payment, be provided, as applicable, in accordance with the terms of the Employment Agreement).
(4)CBB will pay (or reimburse, as applicable) the legal fees and expenses incurred by you in connection with the review, negotiation and execution of this Letter Agreement, in an amount not to exceed $20,000., subject to timely receipt of proper documentation of such fees and expenses.
In consideration of all of the foregoing, you agree to: (1) through and until the Transition Date, continue to perform your duties and responsibilities in accordance with Section 2 of the Employment Agreement; (2) from the Transition Date through and until the Separation Date, provide all reasonably requested transition services (including cooperating with respect to any ongoing CBB-related legal matters) in good faith (“Transition Services”), dedicating your regular business time to such services and (2) following the Separation Date and for no more than ten (10) hours per calendar month occurring in calendar year 2021, continue to provide Transition Services, at such times as may be reasonably appropriate, with due regard for any new employment you may have.
The provisions of sections 12 through 27 of the Employment Agreement shall apply to this Letter Agreement mutatis mutandis.
[Signature Page to Letter Agreement Follows]

Please indicate your agreement with the foregoing terms of this Letter Agreement by signing where indicated below.

Sincerely,

CORNERSTONE BUILDING BRANDS

By:	/s/ Katy Theroux
Name:	Katy Theroux
Title:	EVP, CHRO

Accepted and Agreed as of the date of this Letter Agreement:

/s/ Todd R. Moore
Todd R. Moore